Exhibit 10.1
FIRST AMENDMENT TO THE
SPECTRUM PHARMACEUTICALS, INC.
2018 LONG-TERM INCENTIVE PLAN
WHEREAS, Spectrum Pharmaceuticals, Inc. (the “Employer”) adopted the Spectrum Pharmaceuticals, Inc. 2018 Long-Term Incentive Plan (the “Plan”) effective as of June 18, 2020;
WHEREAS, the Employer has the ability to amend the Plan pursuant to Article 7(a);
WHEREAS, the Employer now desires to amend the Plan to:

1.	Increase the amount of the Share Reserve from 9.5 million to 18 million;

2.	Add a forfeiture for detrimental conduct and claw-back provision;

3.	Add “Detrimental Conduct,” and the definition thereof, as a defined term;

4.
To provide that to the extent withholding tax liabilities arising from an award under the Plan or the 2009 Incentive Award Plan (the “2009 Plan”) other than an option or stock appreciation right are satisfied by the withholding of shares by the Employer than the withheld shares will not be available for future awards under the Plan and the share reserve shall not be increased; and

5.	To provide that all Award Agreements under the Plan shall provide for a minimum one-year vesting period.
NOW, THEREFORE, the Employer hereby amends the Plan in the following respects, effective as of June 18, 2020:

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Section 4(a)(i) of the Plan is amended as follows: The total number of Shares that may be issued under the Plan pursuant to Awards may not exceed 18 million, all of which will be rolled over from the 2009 Plan, plus any Shares that become eligible for issuance under the Plan because of forfeited Awards under the 2009 Plan, as described below. This is the “Share Reserve.” Notwithstanding the foregoing, no more than 18 million Shares shall be available for delivery pursuant to the exercise of Incentive Stock Options.

Except as otherwise provided herein, any Award made under the 2009 Plan shall continue to be subject to the terms and conditions of the 2009 Plan and the applicable Award Agreement. Under this Plan, (i) every Share issued to a Participant pursuant to the exercise of an Option or Stock Appreciation Right shall reduce the Share Reserve by one Share and (ii) every Share issued to a Participant pursuant to an Award other than an Option or Stock Appreciation Right shall reduce the Share Reserve by 1.5 Shares. If any Shares issued to a Participant under the Plan are subject to an Award that is terminated, forfeited or canceled (e.g., unvested Restricted Stock Awards), the Share Reserve shall be increased by 1.5 Shares. If any awards granted under the 2009 Plan (“Prior Awards”) are terminated, forfeited, canceled or expire unexercised, in whole or in part, new Awards may be issued under this Plan, rather than the 2009 Plan, with respect to the Shares covered by such Prior Awards. In the event that withholding tax liabilities arising from an Award under this Plan or the 2009 Plan other than an Option or Stock Appreciation Right are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall be not available for Awards under the Plan and the Share Reserve shall be not increased on account of such withholding.

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Section 6(a)(vii) of the Plan is amended as follows: NON-EXEMPT EMPLOYEES. An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least twelve (12) months after the Grant Date of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than twelve (12) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

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New Roman numeral (vii) of Section 6(g) of the Plan shall read as follows: FORFEITURE FOR DETRIMENTAL CONDUCT AND CLAWBACK. In the event the Committee determines that a Participant has committed any Detrimental Conduct, then (1) no additional Shares subject to any outstanding Participant Award shall become vested and/or exercisable, (2) the Participant shall forfeit the right to receive the Shares underlying any Award Agreement, to exercise any vested but unexercised portion of an Award, and to vest in any unvested portion of an Award, and (3) the Participant shall pay the Company any gains realized by the Participant from any Award within one year prior to and including the last day of Participant’s status as an Director, Employee, or Consultant, or at any time after the end of such service. The amount of the realized gains shall be the difference between the amount (if any) paid by the Participant and the fair market value of the Shares on the date such Shares were delivered to the Participant. Participant agrees to pay immediately upon demand these amounts to the Company. In lieu of requiring payment of the realized gains upon violation of the terms of this Section 6(g)(vii), the Company, may in its sole discretion as exercised by the Committee, choose to buy back the applicable Shares at the stated exercise price as set forth in the applicable Award Agreement, or, if none, $.01 per Share, and Participant agrees to take all actions necessary to effectuate such buy back. If the Company is required to bring an arbitration or other legal or equitable action in order to enforce the provisions and remedies of this Section 6(g)(vii), and if the Company prevails in such arbitration or other action, the Participant shall be required to reimburse the Company for its reasonable costs and attorneys’ fees expended in pursuing such arbitration or other action.

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New Roman numeral (viii) of Section 6(g) of the Plan shall read as follows: Notwithstanding any provision to the contrary in this Plan, all Awards granted under the Plan shall have a one-year minimum vesting requirement from the Grant Date of such award.

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New Clause (m) of Section 2 of the Plan shall read as follows: “Detrimental Conduct” shall mean the Participant’s serious misconduct or unethical behavior, including any of the following acts (i) any violation of a restrictive covenant agreement (e.g., non-disclosure, non-solicitation, etc.); (ii) any conduct that could result in separation from service with the Company for Cause; (iii) the commission of a serious criminal act (e.g., a felony of any kind or a misdemeanor involving fraud, theft, or breach of fiduciary duty); (iv) breach of a fiduciary duty; (v) intentional violation, or grossly negligent disregard of the Company’s policies, rules, or procedures; or (vi) the Participant taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that results in a significant financial loss to the Company.

•	In all other respects, the terms of this Plan are hereby ratified and confirmed.

The Employer may cause this First Amendment to be executed in duplicate counterparts, each of which shall be considered as an original, as of the date indicated below.
SPECTRUM PHARMACEUTICALS, INC.

Name: /s/ Kurt A. Gustafson
Title: Executive Vice President and Chief Financial Officer
Date: June 18, 2020

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